UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 5, 2010

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of incorporation	Commission File No.	(I.R.S. Employer Identification No.)
or organization)

4211 W. Boy Scout Boulevard

Tampa, Florida 33607

(813) 871-4811

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former Name or Former Address, if Changed from Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

On March 5, 2010, the Board of Directors of Walter Energy, Inc. (the “Company”) named Joseph B. Leonard, interim Chief Executive Officer and Lisa A. Honnold interim Chief Financial Officer, effective as of the close of business on March 12, 2010.

Mr. Leonard, 66, previously served as Chairman of AirTran Holdings, Inc., an airline holding company, from 2007 until his retirement in June 2008. From 1999 through 2007, Mr. Leonard served as Chairman and Chief Executive Officer of AirTran Holdings, Inc., with the additional title of President from 1999 through 2001. From 1993 to 1998, Mr. Leonard served in various executive positions with Allied Signal Aerospace, a diversified global technology and manufacturing leader of aerospace products, last serving as President and Chief Executive Officer of its Marketing, Sales and Service Divisions.

Mr. Leonard is a member of the Company’s Board of Directors and serves on the Audit Committee and the Environmental Health and Safety Committees of the Board. Mr. Leonard will resign his positions on the Committees in connection with the assumption of his position as interim Chief Executive Officer as of the close of business on March 12, 2010. Mr. Leonard will receive no additional compensation for his service as a member of the Board of Directors during the period in which he serves as interim Chief Executive Officer.

The compensation arrangements reached between Mr. Leonard and the Company will entitle Mr. Leonard to a base salary of $100,000 per month for any month, or portion thereof, in which Mr. Leonard serves as interim Chief Executive Officer. In connection with this appointment, on March 12, 2010, Mr. Leonard will receive an equity award with an economic value of $85,000, the value of which will be split equally between non-qualified stock options and restricted stock units, each vesting ratably over a three year period, subject to continued service as a member of the Company’s Board of Directors. Mr. Leonard is eligible to participate in group life and health insurance benefit plans and retirement plans generally applicable to the Company’s salaried executives as well as reimbursement for all reasonable and customary business-related lodging, travel and entertainment expenses.

Neither Mr. Leonard nor any member of his immediate family has or has had any material interest in any transaction or proposed transaction with the Company.  Mr. Leonard has no family relationship with any director or executive officer of the Company.  He will continue as an officer of the Company until the election of his successor by the Board of Directors.  His term as a director of the Company will continue until the next annual meeting of the shareholders, subject to reelection to subsequent terms by the shareholders.

Ms. Honnold, 42, in addition to her position as interim Chief Financial Officer, is Senior Vice President, Controller of the Company. Ms. Honnold previously served as Vice President of Corporate Accounting for the Company from December 2005 through March 2006. Prior to joining the Company, Ms. Honnold was Vice President, Corporate Controller of Catalina Marketing Corporation, a targeted media marketing firm, from December 2004 to November 2005, holding the previous title of Assistant Controller since November 2003. From 1996 to November 2003, Ms. Honnold held various positions with NACCO Industries, Inc., a diversified company with businesses in lift trucks, small appliances, specialty retail and mining, last serving as Manager of Financial Reporting and Analysis. Ms. Honnold is a certified public accountant and received a B.S. in Accountancy from Miami University.

The compensation arrangements reached between Ms. Honnold and the Company provide for $7,500 per month for any month, or portion thereof, in which Ms. Honnold serves as interim Chief Financial Officer in addition to her annual base salary of $266,513.

Neither Ms. Honnold nor any member of her immediate family has or has had any material interest in any transaction or proposed transaction with the Company.  Ms. Honnold has no family relationship with any director or executive officer of the Company.  She will continue in her positions as an officer of the Company until the earlier of her termination of employment or the election of her successor by the Board of Directors.

A copy of the press release pertaining to these announcements is attached hereto as Exhibit 99.1.

Item 9.01                       Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated March 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER ENERGY, INC.

Date: March 11, 2010	By:	/s/ Catherine C. Bona
Catherine C. Bona, Vice President
Assistant General Counsel and Secretary